Exhibit 10.11

COMMON SECURITIES SUBSCRIPTION AGREEMENT

COMMON SECURITIES SUBSCRIPTION AGREEMENT, dated as of May 31, 2006 (this “Agreement”), between Bresler & Reiner Statutory Trust II, a statutory trust created under the laws of the State of Delaware (the “Trust”), and Bresler & Reiner, Inc., a Delaware corporation (the “Buyer”), relating to the Trust’s common securities (liquidation amount of $1,000 per security) representing undivided beneficial interests in the assets of the Trust (the “Common Securities”). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Purchase Agreements (as defined below).

WHEREAS, the Buyer, the Trust and the Purchasers named therein have entered into Purchase Agreements, each dated as of May 31, 2006 (the “Purchase Agreements”), in connection with the issuance and sale of preferred securities (liquidation amount of $1,000 per security) (the “Preferred Securities”) by the Trust; and

WIIEREAS, the Buyer, as sponsor of the Trust, desires to purchase from the Trust, and the Trust desires to sell to the Buyer, all of the Common Securities.

NOW, THEREFORE, in consideration of the foregoing premises and the conditions and agreements hereinafter set forth, the parties hereto agree as follows:

1.   The Buyer hereby subscribes for and offers to purchase from the Trust, and the Trust hereby accepts such offer and agrees to issue and sell to the Buyer, contemporaneous with the Closing Date, 930 Common Securities with an aggregate liquidation amount with respect to the assets of the Trust of Nine Hundred Thirty Thousand Dollars {$930,000.00) in consideration of the payment on or before the date hereof of Nine Hundred Thirty Thousand Dollars ($930,000.00) in immediately available funds.

2.  The Trust represents and warrants that, upon execution and delivery of the Common Securities to the Buyer, the Common Securities will be duly authorized, validly issued, fully paid and nonassesable and entitled to the benefits and subject to the terms of the Amended and Restated Trust Agreement, dated as of May 31, 2006, among the Buyer, as Depositor, JPMorgan Chase Bank, National Association, as Property Trustee, Chase Bank USA, National Association, as Delaware Trustee, and Sidney M. Bresler and Darryl M. Edelstein, as Administrative Trustees, and the holders, from time to time, of undivided beneficial interests in the Trusts.

3.   This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles of said State other than Section 5-1401 of the New York General Obligations Law.

4.   This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Common Securities Subscription Agreement to be duly executed as of the date first written above.

Bresler & Reiner Statutory Trust II

By	/s/ SIDNEY M. BRESLER
Name: Sidney M. Bresler
Title: Administrative Trustee

By:	/s/ DARRYL M. EDELSTEIN.
Name: Darryl M. Edelstein
Title: Administrative Trustee

Bresler & Reiner, Inc

By:	/s/ SIDNEY M. BRESLER
Name: Sidney M. Bresler
Title: CEO